Exhibit 99

[LOGO]                                                              News Release
                                                                    ------------

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214

                                        For further information, please contact:
                                                               Mark E. Tryniski,
                                                         Chief Financial Officer
                                                          Office: (315) 445-7378
                                                             Fax: (315) 445-7347

            COMMUNITY BANK SYSTEM GENERATES RECORD QUARTERLY EARNINGS

                 Margins Remain Strong; Two Acquisitions Closed

      Syracuse, N.Y. - October 20, 2003 - Community Bank System, Inc. (NYSE:
CBU), a bank holding company with $3.6 billion in assets, has announced that diluted earnings per share for the third quarter were a record $0.87, up from the prior year's level of $0.84 and up from second quarter 2003 results of $0.75. Diluted earnings per share for the nine months ended September 30, 2003 of $2.38 represent a 9% increase over 2002 results for the same period of $2.19.

Operating Results

Net income for the third quarter was $11.7 million, up from $11.1 million reported in 2002. Increased earnings resulted principally from a $2.1 million, or 27% increase in non-interest income. For the nine months ended September 30, 2003, net income increased nearly 10% to $31.7 million from $28.9 million in 2002.

Net interest margins remained strong at 4.63%, up over 2002's level of 4.61%, and down from 4.75% in the second quarter of 2003. Net interest income for the quarter at $32.5 million was identical to 2002's level, due principally to a deleveraging strategy implemented in mid-2002 as a result of unfavorable investment market conditions. The total earning asset yield of 6.47% for this quarter is down 61 basis points from 7.08% for the 2002 quarter; however, that decline was more than offset by a 63-basis-point reduction in the total cost of funds from 2.46% to 1.83%. Year-to-date net interest margin of 4.73% compares to 4.56% for the nine-month period of 2002.

Sanford A. Belden, President and Chief Executive Officer, stated "Continued prudent management of our balance sheet, resulting in very strong net interest margins, and a 27% increase in non-interest income, combined to provide another record quarter. We are particularly pleased to have generated such strong results in light of the challenges presented by this low interest rate environment. We have increased total loans by 3.5% this quarter and 6.5% year-to-date, and are also encouraged by the revenue increases posted by our financial services businesses in response to improved investment market conditions, and as a result of the July 31 completion of our acquisition of Harbridge Consulting Group. Furthermore, our asset quality became even stronger during the quarter, with declines reported for both non-performing loans and delinquencies in each of the past two quarters."

Declines in non-performing loans resulted in a lower loan loss provision for the third quarter of 2003; the provision of $2.0 million this quarter is down from $2.3 million in the same quarter of 2002 and down from $2.7 million reported in the second quarter of 2003. For the nine months ended September 2003, loan loss provision of $8.1 million compares to $7.2 million for the same period of 2002. The increase in 2003 year-to-date reflects specific provisioning in the first quarter related to non-performing commercial credits.

Non-interest income (excluding security gains and losses) increased 27% this quarter, from $7.7 million in 2002 to $9.7 million in 2003. For the nine-month period, non-interest income is up 21% from $22.6 million in 2002 to $27.4 million in 2003. These increases are attributable principally to the introduction of a particular new deposit services product late in the fourth quarter of 2002, which accounts for approximately $1.7 million of the quarterly increase and $4.7 million of the nine-month increase. Also impacting non-interest income this quarter was a $.8 million expense resulting from our determination to keep certain originated mortgage loans in portfolio that had previously been classified as held-for-sale.

Revenues from our financial services businesses of $3.7 million this quarter were up 42% from $2.6 million in the prior year's quarter. This increase is due principally to $.8 million of revenue related to the July 2003 acquisition of Harbridge Consulting Group, formerly the Upstate New York Global Human Resources Solutions practice of PricewaterhouseCoopers. Additionally, improved investment markets allowed both our asset management and broker/dealer businesses to report their best quarter since 2002. Financial services income of $9.2 million for the nine-months ended September 2003 compares to $9.3 million for the same 2002 period. Year-to-date declines in investment management and broker/dealer activities were nearly offset by revenue growth in the benefit plan administration business (up 24% over 2002) and the Harbridge Consulting acquisition.

Operating expenses for the third quarter increased from $22.9 million in 2002 to $25.2 million in 2003, or 10%, resulting in an efficiency ratio (excluding intangible amortization, acquisition expense, and security gain/loss) of 52.4 % for 2003 and 49.1% for 2002. Increases in salaries and employee benefits (including pension costs), and occupancy costs accounted for the majority of operating expense increases. Year-to-date, the company's efficiency ratio has increased marginally from 52.7% in 2002 to 53.0% in 2003, resulting in large measure from the absence of growth in net interest income due to the deleveraging strategy in place during the first two quarters of 2003, and increased operating expenses of 5.6%.

The company's effective tax rate declined to 24% for the nine-month period ended September 2003 compared to 27% for the same period of 2002, due principally to an increased level of average tax-exempt securities.

Financial Position

End-of-period earning assets for third quarter 2003 of $3.15 billion compared to $3.06 billion in third quarter 2002, consisting of an increase in total loans of $145 million, or 8.1%, and a decrease in investment securities (excluding market value adjustments) of $60 million. Deposits remained flat at $2.55 billion. Outstanding borrowings increased $82 million, from $528 million at September 2002 to $611 million at September 2003. Investment securities of $1.22 billion at September 2003 (excluding the market value adjustment of $64.8 million) increased $144 million from the second quarter as the Company capitalized on attractive investment market opportunities that arose during the third quarter.

The trailing twelve-month increase in total loans of $145 million was driven by residential real estate activity, which accounted for $124 million of the increase, including $60 million in this quarter. The remainder of the growth reflects nominal increases in consumer and business lending. This increase excludes approximately $76 million of longer-term mortgage loans originated and sold in the secondary market since September 2002. Year-to date, total loans have grown $117 million, or 6.5%, including consumer mortgage loans of $96 million (19%), business loans of $1 million (0%), consumer indirect loans of $31 million (11%), and a reduction in consumer direct loans of $10 million (-3%).

Asset quality remains sound, with continued declines in non-performing loans and delinquencies. The allowance for loan losses at September 2003 of $27.1 million was up slightly from $26.3 million at December 2002. The ratio of allowance for loan losses to total loans of 1.41% compares to 1.35% at September 2002 and 1.46% at December 31, 2002. Year-to-date net charge-offs for 2003 of $7.5 million compare to $7.0 million reported for the same 2002 period. Non-performing loans of $13.5 million at September 2003 have declined meaningfully over the past two quarters, from $15.1 million at June 2003 and $15.8 million at March 2003. The ratio of non-performing loans to total loans of ..70% at September 2003 has likewise declined, improving from .81% at June 2003 and .87% at March 2003. Total delinquent loans (>30 days plus non-accrual) have experienced a 3-quarter improving trend, declining from 1.88% at December 2002, 1.85% at March 2003, and 1.79% at June 2003, to 1.64% at September 2003.

Other Matters

On July 31, 2003 the company completed its acquisition of the Upstate New York Global Human Resources Solutions consulting group of
PricewaterhouseCoopers. This practice, renamed Harbridge Consulting Group, is a leading provider of actuarial and employee benefits consulting services throughout Upstate New York, and is complementary to Benefit Plans Administrative Services, Inc. (BPA), the company's defined contribution plan administration subsidiary. BPA and Harbridge now employ over 70 professionals and provide retirement plan administration, actuarial, and consulting services to more than 700 clients.

On September 5, the Company completed its acquisition of Peoples Bankcorp Inc., a $29 million-asset savings and loan holding company based in Ogdensburg, New York. Peoples' single branch is being operated as a branch of Community Bank, NA, the company's principal subsidiary, as part of its existing network of branches in Ogdensburg and Northern New York. The purchase price of the transaction approximated $4.0 million.

On June 9, 2003, the company announced an agreement to acquire all of the outstanding stock of Grange National Banc Corp., a $280-million-asset national bank based in Tunkhannock, Pa. The acquisition has been approved by Grange shareholders and the banking regulators, and is expected to close in November 2003.

The Company announced on June 9, 2003, that its Board of Directors had authorized a stock repurchase program to acquire up to 700,000 common shares, or approximately 5.4% of total outstanding shares, over the course of the ensuing twelve months. Through September 30, 2003, approximately 208,000 shares had been repurchased at an aggregate cost of $8.5 million and an average price per share of $40.79. In accordance with Securities and Exchange Commission (SEC) regulations, the company temporarily suspended its stock repurchases following the effective date of the Form S-4 Registration Statement filed in connection with the pending acquisition of Grange National Banc Corp. The Company will be able resume stock repurchases at its discretion after the closing of the Grange National Banc Corp. merger.

Belden further stated, "We continue to follow our strategy of enhancing shareholder value through strategic, high-value acquisitions, including the Ogdensburg and Harbridge Consulting Group transactions that were closed this quarter. Our pending acquisition of Grange National Banc Corp. was overwhelmingly approved by their shareholders on October 17, with integration efforts proceeding exceptionally well. We expect this transaction to close on November 22, at which time Tom McCullough, Grange's President and Chief Executive Officer, will become President of Pennsylvania Banking and manage all of the company's banking business in Northeastern Pennsylvania."

Updated Earnings Guidance

Based upon year-to-date operating performance and analysis regarding fourth quarter results, the company's present expectations for full-year 2003 diluted earnings per share, excluding the effects of acquisition expenses and any balance sheet restructuring as discussed below, are $3.20 to $3.25 per share.

The company is presently evaluating elective actions to enhance its interest-rate sensitivity profile and optimize future operating performance. Such fourth quarter actions may include the sale of securities and the repayment or refinancing of certain outstanding borrowings and, if effected, may serve to increase or decrease earnings that would have been otherwise reported for 2003.

Earnings guidance with respect to 2004 will be provided in January 2004.

Conference Call Scheduled

A conference call will be held with company management at 10:00 a.m. (ET) on Tuesday, October 21, 2003 to discuss the above results at 1-866-453-8880 (access code 6439208). An audio recording will be available one hour after the call until December 31 and may be accessed at 1-866-453-6660 (access code 139402). Investors may also listen to the call live via the Internet over PR Newswire, at:

          http://www.firstcallevents.com/service/ajwz389323263gf12.html

The call will be archived on this site for 90 days and may be accessed at any time at no cost. This earnings release, including supporting financial tables, is available within the "Investor Services" section of the company's website at www.communitybankna.com.

      Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. Upon completion of the Grange National Banc Corp. acquisition, the company will have over $3.8 billion in assets, and its wholly-owned banking subsidiary, Community Bank, N.A. (http://www.communitybankna.com), will become the second largest community banking franchise headquartered in Upstate New York, having 130 customer facilities and 95 ATMs across Upstate New York and Northeastern Pennsylvania. Other subsidiaries within the CBU family are Elias Asset Management, Inc., an investment management firm based in Williamsville, N.Y.; Community Investment Services, Inc., a broker-dealer delivering financial products, including mutual funds, annuities, individual stocks and bonds, and insurance products, from various locations throughout Community Bank's branch system; and Benefit Plans Administrative Services, Inc., an employee benefits company which includes BPA, a retirement plan administration firm located in Utica, N.Y., and Harbridge Consulting Group, an actuarial and consulting firm based in Syracuse, N.Y.

                                  * * * * * * *

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

Summary of Financial Data
(Dollars in thousands, except per share data)

-------------------------------------------------------------------------------------------------------
                                                            Quarter Ended           Year to Date
                                                        -----------------------------------------------
-----------------------------------------------------   Sept. 30,   Sept. 30,   Sept. 30,    Sept. 30,
                      Earnings                            2003        2002        2003         2002
-------------------------------------------------------------------------------------------------------
Interest income                                           $46,610     $51,516    $141,775     $153,516
Interest expense                                           14,071      19,119      44,650       59,514
  Net interest income                                      32,539      32,397      97,125       94,002
Loan loss provision                                         2,029       2,278       8,102        7,180
  Net interest income after provision for loan losses      30,510      30,119      89,023       86,822
Non-interest income before security gains & debt ext.       9,722       7,667      27,405       22,601
Security gains & debt ext.                                      3         215         (42)       1,359
  Total non-interest income                                 9,725       7,882      27,363       23,960
Salaries and employee benefits                             13,226      11,951      38,244       36,189
Occupancy and equipment and furniture                       4,140       3,496      12,770       11,749
Intangible amortization                                     1,269       1,597       3,801        4,641
Other                                                       6,352       5,820      19,677       17,944
  Total recurring operating expenses                       24,987      22,864      74,492       70,523
Acquisition expenses                                          165           0         170          700
  Total operating expenses                                 25,152      22,864      74,662       71,223
Income before tax                                          15,083      15,137      41,724       39,559
Income tax                                                  3,354       4,087      10,014       10,681
Net income                                                $11,729     $11,050     $31,710      $28,878
Basic earnings per share                                    $0.90       $0.85       $2.43        $2.23
Diluted earnings per share                                  $0.87       $0.84       $2.38        $2.19
Diluted earnings per share - operating                      $0.88       $0.84       $2.38        $2.23
-------------------------------------------------------------------------------------------------------

Summary of Financial Data
(Dollars in thousands, except per share data)

                                                          ----------------------------------------------------------------------
                                                                           2003                          2002
                                                          ----------------------------------------------------------------------
                                                          3rd Qtr        2nd Qtr        1st Qtr         4th Qtr        3rd Qtr
--------------------------------------------------------------------------------------------------------------------------------
Earnings
--------------------------------------------------------------------------------------------------------------------------------
Interest income                                             $46,610        $46,953        $48,212         $51,353        $51,516
Interest expense                                             14,071         14,851         15,728          17,506         19,119
  Net interest income                                        32,539         32,102         32,484          33,847         32,397
Provision for loan losses                                     2,029          2,673          3,400           5,041          2,278
  Net interest income after provision for loan losses        30,510         29,429         29,084          28,806         30,119
Non-interest income before security gains & debt ext.         9,722          8,891          8,792           7,532          7,667
Security gains & debt ext.                                        3              0            (45)            313            215
  Total non-interest income                                   9,725          8,891          8,747           7,845          7,882
Salaries and employee benefits                               13,226         12,317         12,700          11,675         11,951
Occupancy and equipment and furniture                         4,140          4,305          4,325           3,945          3,496
Amortization of intangible assets                             1,269          1,251          1,281           1,312          1,597
Other                                                         6,352          7,245          6,081           6,874          5,820
  Total recurring operating expenses                         24,987         25,118         24,387          23,806         22,864
Acquisition expenses                                            165              5              0               0              0
  Total operating expenses                                   25,152         25,123         24,387          23,806         22,864
Income before income taxes                                   15,083         13,197         13,444          12,845         15,137
Income taxes                                                  3,354          3,165          3,495           3,206          4,087
     Net income                                             $11,729        $10,032         $9,949          $9,639        $11,050
Basic earnings per share                                      $0.90          $0.77          $0.76           $0.74          $0.85
Diluted earnings per share                                    $0.87          $0.75          $0.75           $0.73          $0.84
Diluted earnings per share - operating                        $0.88          $0.75          $0.75           $0.73          $0.84
--------------------------------------------------------------------------------------------------------------------------------
Profitability
--------------------------------------------------------------------------------------------------------------------------------
Return on assets                                               1.36%          1.20%          1.19%           1.11%          1.28%
Return on equity                                              13.83%         11.74%         12.25%          11.91%         14.56%
Non-interest income/operating income (FTE) (1)                 21.5%          20.2%          19.9%           16.8%          17.7%
Efficiency ratio (2)                                           52.4%          54.3%          52.2%           50.3%          49.1%
--------------------------------------------------------------------------------------------------------------------------------
Components of Net Interest Margin (FTE)
--------------------------------------------------------------------------------------------------------------------------------
Loan yield                                                     6.55%          6.81%          7.04%           7.33%          7.45%
Investment yield                                               6.34%          6.69%          6.75%           6.79%          6.58%
Earning asset yield                                            6.47%          6.76%          6.93%           7.11%          7.08%
Interest bearing deposit rate                                  1.72%          1.92%          2.07%           2.24%          2.48%
Borrowed funds rate - FHLB & other                             3.59%          4.12%          3.89%           3.83%          3.88%
Borrowed funds rate - trust preferred                          6.88%          7.02%          7.17%           7.31%          7.38%
Cost of all interest bearing funds                             2.18%          2.38%          2.50%           2.66%          2.87%
Cost of funds (includes DDA)                                   1.83%          2.02%          2.12%           2.27%          2.46%
Cost of funds/earning assets                                   1.83%          2.01%          2.13%           2.28%          2.47%
Net interest margin (FTE)                                      4.63%          4.75%          4.80%           4.83%          4.61%
Fully tax-equivalent adjustment                              $3,008         $2,962         $2,980          $3,326         $3,229
--------------------------------------------------------------------------------------------------------------------------------
Average Balances
--------------------------------------------------------------------------------------------------------------------------------
Loans                                                    $1,879,858     $1,834,610     $1,807,889      $1,797,678     $1,763,855
Taxable investment securities                               761,407        724,616        786,990         850,777        911,776
Non-taxable investment securities                           402,105        401,535        402,476         403,508        391,152
  Total interest-earning assets                           3,043,370      2,960,761      2,997,355       3,051,963      3,066,783
Total assets                                              3,433,513      3,356,400      3,388,435       3,445,620      3,438,076
Interest-bearing deposits                                 2,059,840      2,073,398      2,087,784       2,084,807      2,094,930
FHLB borrowings & other                                     423,066        347,954        388,783         446,535        468,841
Trust preferred securities                                   76,909         76,896         77,193          77,368         77,354
  Total interest-bearing liabilities                      2,559,815      2,498,248      2,553,760       2,608,710      2,641,125
Shareholders' equity                                       $336,572       $342,830       $329,503        $320,979       $301,146
--------------------------------------------------------------------------------------------------------------------------------

Summary of Financial Data
(Dollars in thousands, except per share data)

                                                        ------------------------------------------------------------------------
                                                                           2003                           2002
                                                        ------------------------------------------------------------------------
                                                          3rd Qtr        2nd Qtr        1st Qtr         4th Qtr        3rd Qtr
--------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                  $117,190       $109,898       $104,325        $113,531       $103,178
Investment securities                                     1,289,159      1,166,812      1,225,081       1,283,565      1,356,863
Loans:
  Consumer mortgage                                         606,084        545,828        520,480         510,309        482,117
  Business lending                                          630,886        637,984        639,149         629,874        629,073
  Consumer indirect                                         318,162        305,550        290,790         287,380        280,345
  Consumer direct                                           368,871        368,653        370,267         379,342        387,905
     Total loans                                          1,924,003      1,858,015      1,820,686       1,806,905      1,779,440
Allowance for loan losses                                    27,117         27,417         27,350          26,331         24,080
Intangible assets                                           140,292        132,296        133,547         134,828        135,709
Other assets                                                121,688        116,657        118,551         121,706        117,482
     Total assets                                         3,565,215      3,356,261      3,374,840       3,434,204      3,468,592
Deposits                                                  2,553,350      2,541,974      2,535,960       2,505,356      2,551,735
Borrowings                                                  533,630        319,864        365,213         463,241        450,869
Trust preferred securities                                   76,917         76,903         76,889          77,375         77,361
Other liabilities                                            59,556         65,701         59,794          63,194         64,466
  Total liabilities                                       3,223,453      3,004,442      3,037,856       3,109,166      3,144,431
Shareholders' equity                                        341,762        351,819        336,984         325,038        324,161
  Total liabilities and shareholders' equity              3,565,215      3,356,261      3,374,840       3,434,204      3,468,592
Assets under management or administration                $1,600,141     $1,577,584     $1,438,869      $1,363,631     $1,267,289
--------------------------------------------------------------------------------------------------------------------------------
Capital
--------------------------------------------------------------------------------------------------------------------------------
Tier 1 leverage ratio                                          7.40%          7.77%          7.44%           7.05%          6.87%
Tangible equity / tangible assets                              5.88%          6.81%          6.28%           5.77%          5.65%
Accumulated other comprehensive income                      $39,582        $52,438        $43,414         $38,551        $43,728
Diluted weighted average common shares outstanding           13,408         13,346         13,244          13,196         13,172
Period end common shares outstanding                         12,960         13,019         13,017          12,979         12,963
Cash dividends declared per common share                      $0.32          $0.29          $0.29           $0.29          $0.29
Book value                                                    26.37          27.02          25.89           25.04          25.01
Tangible book value                                           15.55          16.86          15.63           14.66          14.54
Common stock price (end of period)                            43.91          38.00          31.43           31.35          29.63
Total shareholders return - trailing 12 months                 53.2%          22.0%           8.1%           24.1%          11.8%
--------------------------------------------------------------------------------------------------------------------------------
Asset Quality
--------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                           $10,518        $12,678        $13,577          $9,754        $10,928
Accruing loans 90+ days delinquent                            3,018          2,457          2,264           1,890          1,289
  Total non-performing loans                                 13,536         15,135         15,841          11,644         12,217
Restructured loans                                               29             30             39              43             46
Other real estate owned (OREO)                                  812            943            700             704          1,033
     Total non-performing assets                             14,377         16,108         16,580          12,391         13,296
Net charge-offs                                              $2,532         $2,606         $2,381          $2,790         $2,081
Loan loss allowance/loans outstanding                          1.41%          1.48%          1.50%           1.46%          1.35%
Non-performing loans/loans outstanding                         0.70%          0.81%          0.87%           0.64%          0.69%
Loan loss allowance/non-performing loans                        200%           181%           173%            226%           197%
Net charge-offs/average loans                                  0.53%          0.57%          0.53%           0.62%          0.47%
Loan loss provision/net charge-offs                              80%           103%           143%            181%           109%
Non-performing assets/loans outstanding plus OREO              0.75%          0.87%          0.91%           0.69%          0.75%
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

(1)   Excludes securities gain/loss and debt extinguishment

(2) Excludes intangible amortization, acquisition expenses, securities gain/loss, and debt extinguishment